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EXHIBIT 21.1

List of Significant Subsidiaries

Cimarex Energy Co. of Colorado, a Texas corporation
Conmag Energy Corporation, a Texas corporation
Cimarex Gas Gathering, Inc., a Texas corporation
Hunter Resources, Inc., a Pennsylvania corporation
Inesco Corporation, a Texas corporation
Key Production Company, Inc., a Delaware corporation
Magnum Hunter Production, Inc., a Texas corporation
Oklahoma Gas Processing, Inc., a Delaware corporation
Prize Energy Resources, Inc., a Delaware corporation

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  EXHIBIT 21.1
List of Significant Subsidiaries